EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports 2014 First Quarter Financial Results

•	Consolidated net sales increased 9.2% in the quarter to a record $2.37 billion

•	Net sales from stores open more than twelve calendar months increased 7.9% in the quarter

•	Diluted net income per common share increased 2.7% to a record $1.14 per share in the quarter, including a $.12 per share EPS loss from Comex

•	Anticipates 2Q14 sales increase 8% to 14% and EPS in the range of $2.80 to $3.00; Expects Comex 2Q14 sales impact of $125 million to $135 million and EPS loss of approximately $.10 per share

•	Reaffirming FY14 EPS guidance of $8.12 to $8.32 per share, including a Comex EPS loss of $.45 to $.55 per share, vs. $7.26 per share in 2013

CLEVELAND, OHIO, April 17, 2014 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2014. Compared to the same period in 2013, consolidated net sales increased $199.4 million, or 9.2%, to $2.37 billion in the quarter due primarily to higher paint sales volume in our Paint Stores Group and acquisitions. Acquisitions increased consolidated net sales 4.5% in the quarter. Unfavorable currency translation rate changes decreased consolidated net sales 1.9% in the quarter.

Diluted net income per common share in the quarter increased to $1.14 per share from $1.11 per share in 2013, including a $.12 per share loss from acquisitions. The increase in first quarter diluted net income per common share was due primarily to improved operating results of the Paint Stores and Global Finishes Groups. Currency translation rate changes decreased diluted net income per common share by $.03 per share in the quarter.

Net sales in the Paint Stores Group increased 16.4% to $1.36 billion in the quarter due primarily to higher architectural paint sales volume across all end market segments and acquisitions. Acquisitions increased net sales 7.2% in the quarter. Net sales from stores open for more than twelve calendar months increased 7.9% in the quarter over last year’s comparable period. Paint Stores Group segment profit increased $16.6 million to $146.3 million in the quarter from $129.7 million last year due primarily to higher paint sales volume partially offset by the loss from acquisitions and increases in selling, general and administrative expenses. Acquisitions had an unfavorable impact on segment profit of $16.7 million in the quarter. Segment profit as a percent to net sales decreased in the quarter to 10.8% from 11.1% last year due to the impact of acquisitions.

Net sales of the Consumer Group increased 5.4% to $325.3 million in the quarter due primarily to the impact of acquisitions and the timing of seasonal shipments to some customers. Acquisitions increased net sales 3.9% in the quarter. Segment profit decreased to $51.1 million in the quarter from $54.0 million last year due primarily to higher distribution costs to maintain customer service due to inclement weather and the loss from acquisitions. Acquisitions decreased segment profit $0.6 million in the quarter. As a percent to net external sales, segment profit decreased in the quarter to 15.7% from 17.5% last year.

The Global Finishes Group’s net sales stated in U.S. dollars increased 2.2% to $497.6 million in the quarter due primarily to selling price increases partially offset by lower paint sales volume. In addition, unfavorable currency translation rate changes decreased net sales by 1.6% in the quarter. Stated in U.S. dollars, segment profit increased in the quarter to $46.5 million from $33.9 million last year due primarily to improved operating efficiencies and selling price increases. Unfavorable currency translation rate changes reduced segment profit $1.8 million in the quarter. As a percent to net external sales, segment profit was 9.3% in the quarter versus 7.0% last year.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 10.0% to $182.4 million in the quarter due primarily to unfavorable currency translation rate changes and lower paint sales volume partially offset by selling price increases. Unfavorable currency translation rate changes decreased net sales by 16.5% in the quarter. Stated in U.S. dollars, segment profit decreased in the quarter to $10.0 million from $20.8 million last year due primarily to lower volume sales, increasing raw material costs and unfavorable currency translation rate changes partially offset by selling price increases. Foreign currency translation rate changes decreased segment profit $3.8 million in the quarter. As a percent to net external sales, segment profit decreased in the quarter to 5.5% from 10.3% last year.

The Company acquired 1.30 million shares of its common stock through open market purchases in the quarter. The Company had remaining authorization at March 31, 2014 to purchase 10.85 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased to report record sales and earnings per share from the continued positive sales volume and strong operating results of our Paint Stores Group and the operating margin improvement of our Global Finishes Group. The Paint Stores Group architectural volume growth was strong across all end market segments. The Comex acquisition performed better than expected in the quarter. Although the impact of harsh weather on domestic sales in the quarter was modest, it did disrupt supply chain operations and service driving up costs in the Consumer Group. Our Global Finishes Group continues to improve its operating margins through improved operating efficiencies. The Latin America Coatings Group despite the continued difficult environment is minimizing the impact on its core operating margins through selling price increases and good cost control.

“We continued to invest in our business by opening seventeen net new locations in the Paint Stores Group. For the year, we expect our Paint Stores Group to open 80 to 90 new stores. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at March 31, 2014 was 11.0% compared to 11.7% last year. During the quarter, we continued to buy shares of our stock and we increased the dividend rate to $.55 from $.50 last year. Our balance sheet remains flexible and is positioned well for future acquisitions and other investments in our business.

“For the second quarter, we anticipate our consolidated net sales will increase eight to fourteen percent compared to last year’s second quarter. At that anticipated sales level, we estimate diluted net income per common share in the second quarter of 2014 to be in the range of $2.80 to $3.00 per share compared to $2.46 per share earned in the second quarter of 2013. This guidance includes our expectation that the Comex acquisition will increase net sales $125 million to $135 million and reduce diluted net income per common share by approximately $.10 per share in the second quarter. For the full year 2014, we expect consolidated net sales to increase eight to thirteen percent compared to full year 2013. With annual sales at that level, we are reaffirming our guidance that diluted net income per common share for 2014 is expected to be in the range of $8.12 to $8.32 per share compared to $7.26 per share earned in 2013. This annual guidance includes our expectation that the Comex acquisition will increase net sales by a low single digit percentage in the year and negatively impact diluted net income per common share $.45 to $.55 per share in 2014.”

The Company will conduct a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2014, at 11:00 a.m. EDT on Thursday, April 17, 2014. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the April 17th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until May 7, 2014 at 5:00 p.m. EDT.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended March 31,
Thousands of dollars, except per share data	2014	2013
Net sales	$2,366,556	$2,167,168
Cost of goods sold	1,300,655	1,204,317
Gross profit	1,065,901	962,851
Percent to net sales	45.0%	44.4%
Selling, general and administrative expenses	884,088	778,679
Percent to net sales	37.4%	35.9%
Other general (income) expense—net	(572)	3,947
Interest expense	16,394	15,311
Interest and net investment income	(589)	(749)
Other expense (income)—net	503	(2,721)

Income before income taxes	166,077	168,384
Income taxes	50,620	52,199

Net income	$115,457	$116,185

Net income per common share:
Basic	$1.16	$1.13
Diluted	$1.14	$1.11
Average shares outstanding—basic	98,833,210	101,961,059

Average shares and equivalents outstanding—diluted	100,858,881	104,256,263

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the April 17th release.

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